Execution Version

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made as of this 1st day of January, 2026, by and between VALIC COMPANY I, a Maryland corporation (the “Company”), and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (the “Administrator”), a stock life insurance company under the Texas Insurance Code.

WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company is authorized to create separate series, each with its own separate investment portfolio, (each, a “Fund,” and together, the “Funds”), as listed on Schedule I to this Agreement (“Schedule I”); and

WHEREAS, the Administrator serves as the investment adviser to the Funds; and

WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, administrative services to the Company and its Funds on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

ARTICLE 1. Retention of the Administrator. The Company hereby retains the Administrator to act as the administrator of the Funds and to furnish the Funds with the administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Funds, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Funds’ or Company’s operations. All services provided hereunder shall be in conformity with the Articles of Incorporation, Bylaws, resolutions and other instructions of the Board of Directors (the “Board,” the members of which are referred to as “Directors”), and the current prospectus(es) and statement(s) of additional information of the Company. The Administrator agrees to furnish the services set forth herein in return for the compensation provided in Article 4 of this Agreement. The Administrator shall provide the Directors of the Company with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities, except with respect to the Funds’ compliance with investment objective and policies.

The Administrator or its appointed service provider shall provide the Company with administrative services, regulatory reporting, fund accounting and related portfolio accounting services as set forth on Schedule II of this Agreement, all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders’ and Company meetings) for handling the affairs of the Company and the Funds, and such other services as the Company may, from time to time, reasonably request and the Administrator shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, the Administrator shall make reports to the Company concerning the performance of its obligations hereunder.

Without limiting the generality of the foregoing, the Administrator or its appointed service provider shall:

(A)

calculate contractual Fund expenses and control all disbursements for the Funds, and as appropriate, compute Fund yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

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(B)	assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements, and proxy materials;

(C)

develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Company shareholders, and supervise and facilitate the solicitation of proxies solicited by the Company for all shareholder meetings, including tabulation process for shareholder meetings;

(D)

coordinate with internal and external Company counsel the preparation and administration of contracts on behalf of the Company with, among others, the Company’s investment adviser, distributor, custodian and transfer agent;

(E)

maintain the Fund general ledger and prepare the Fund financial statements, including expense accruals and payments, determine the net asset value of the Fund assets and of the Fund shares, and supervise the Company’s transfer agent with respect to the payment of dividends and other distributions to shareholders;

(F)	calculate performance data of the Funds for dissemination to information services covering the investment company industry;

(G)	coordinate and supervise the preparation and filing of the Company’s tax returns;

(H)

at the request of the Company or its Board, examine and review the operations and performance of the various organizations providing services to the Company or the Funds, and report to the Company or Board, as applicable;

(I)	assist with content management and printing of publicly disseminated prospectuses and Fund semi-annual and annual reports to shareholders;

(J)	provide internal legal, compliance and administrative services as requested by the Company;

(K)	assist with the design, development, and operation, including new Fund(s) and class investment objectives, policies and structures;

(L)

provide individuals acceptable to the Company and the Board for nomination, appointment, or election as officers of the Company, who will be responsible for the management of certain of the Company affairs, as determined by the Company;

(M)	advise the Company and its Directors on matters concerning the Company and its affairs;

(N)

obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company and its Funds, in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as bonds and policies are approved by the Board;

(O)	monitor and advise the Company and its Funds on their registered investment company status under the Internal Revenue Code of 1986, as amended;

(P)	Oversee annual fund distributions to meet IRS distribution requirements

(Q)

perform all administrative services and functions of the Company and the Funds, to the extent administrative services and functions are not provided to the Company or the Funds pursuant to the Company’s or the Funds investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

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(R)	furnish advice and recommendations with respect to other aspects of the business and affairs of the Company and the Funds, as the Administrator shall determine desirable; and

(S)	Coordinate the filing of the monthly Form NPORT / quarterly Part F and prepare annual Form NCEN and 24f-2 filings.

Also, the Administrator will perform other services for the Company and the Funds, as agreed from time to time, including, but not limited to, mailing the annual reports of the Portfolios and mailing notices of shareholders’ meetings, proxies and proxy statements, all of which the Fund will pay the Administrator’s out-of-pocket expenses.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Company and the Funds are the property of the Company and the Funds, and further agrees to surrender promptly to the Company and the Funds any of such records upon the Company’s or the Funds’ request.

ARTICLE 3. Allocation of Charges and Expenses.

(A)

The Administrator. The Administrator shall furnish, at its own expense, the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company, as well as all Directors of the Company, who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Company to perform services on behalf of the Company or the Funds.

(B)

The Company. The Company assumes and shall pay, or cause to be paid, all other expenses of the Company not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of pricing services, the costs of custodial and transfer agency services, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the investment adviser to the Company, or any affiliated corporation of the Administrator or the investment adviser, the costs of Company meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers and the distributor of the Company and the Funds.

ARTICLE 4. Compensation of the Administrator.

(A)

Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator the fees and out-of-pocket expenses specified in the attached Schedule I.

If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator’s compensation for the preceding month shall be made promptly.

(B)	Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

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ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term “Administrator” shall include directors, officers, employees and other agents of the Administrator as well as that corporation itself.)

So long as the Administrator, or its agents, acts in good faith and with due diligence the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly from any action which the Administrator takes or does not take (i) at the request, on the direction of or in reliance on the advice of the Fund pursuant to this Agreement or (ii) upon oral or written instructions. The indemnity provision set forth herein shall survive the termination of this Agreement.

The Administrator may apply to the Company, at any time for instructions and may consult counsel for the Company, or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator’s duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with the written opinion of such counsel, accountants or other experts.

Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Company until receipt of written notice thereof from the Company.

ARTICLE 6. Confidentiality. The Administrator agrees, on behalf of itself and its employees, to treat confidentially all records and other information relative to the Company and its prior, present or potential shareholders and relative to the adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

ARTICLE 7. Compliance With Governmental Rules and Regulations. The Administrator undertakes to comply with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

ARTICLE 8. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth above and shall remain in effect for an initial term of two (2) years, unless sooner terminated as provided herein. Thereafter, unless sooner terminated, this Agreement shall continue in effect from year to year provided such continuance is specifically approved at least annually by the Board. This Agreement is terminable without penalty, by the Board or by the Administrator, on not less than sixty (60) days’ written notice. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party; provided, however, that the Administrator may in its own discretion and without limitation or prior consent of the Company, whenever and on such terms and conditions as it deems necessary or appropriate enter into subcontracts, agreements and understandings with third parties; provided, that such subcontract, agreement or understanding shall not discharge the Administrator from obligations hereunder or

Execution Version

delegation of duties to another third party. This Agreement shall not be assignable by the Administrator, without the prior written consent of the Company, except to an entity that is controlled by, or under common control with, the Administrator. A change of control of either party shall not constitute an assignment of this Agreement.

Upon termination of this Agreement, the Administrator shall use its best efforts to assist in the transfer of its responsibilities hereunder to any successor administrator without additional compensation (it being understood that they would be reimbursed for their reasonable out-of-pocket expenses).

ARTICLE 9. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 10. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 3la-1 and 3la-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company, shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company upon request.

In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company’s instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

ARTICLE 11. Definitions of Certain Terms. The term “affiliated person,” when used in this Agreement, shall have the respective meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.

ARTICLE 12. Notice. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this section, and shall be deemed to have been properly given when delivered or mailed by electronic mail, by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service.

If to the Company: VALIC Company I Attention: President 2919 Allen Parkway Houston, TX 77019	If to the Administrator: The Variable Annuity Life Insurance Company Attention: General Counsel 2919 Allen Parkway Houston, TX 77019

ARTICLE 13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Texas, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 14. Multiple Originals. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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ARTICLE 15. Limitation of Liability. The Administrator agrees that the obligations pursuant to this Agreement of a particular Fund, and of the Company with respect to that Fund, shall be limited solely to the assets of that Fund, and the Administrator shall not seek satisfaction of any such obligation from any other Fund, the shareholders of any Fund, the Company, officers, employees or agents of the Company, or any of them.

ARTICLE 16. Binding Agreement. This Agreement, and the rights and obligations of the parties and the Funds hereunder, shall be binding on, and inure to the benefit of, the parties and the Funds and the respective successors and assigns of each of them.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

VALIC COMPANY I

By:	/s/ Kevin J. Adamson
Kevin J. Adamson
President

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	Jeffery A. Ferguson
Jeffery A. Ferguson
EVP, Chief Growth & Innovation Officer

Execution Version

Schedule I

Fee Schedule

VALIC Company I

●	Aggressive Allocation Lifestyle Fund
●	Asset Allocation Fund
●	Capital Appreciation Fund
●	Conservative Allocation Lifestyle Fund
●	Core Bond Fund
●	Dividend Value Fund
●	Dynamic Allocation Fund
●	Emerging Economies Fund
●	Global Real Estate Fund
●	Global Strategy Fund
●	Government Securities Fund
●	Growth Fund
●	High Yield Bond Fund
●	Inflation Protected Fund
●	International Equities Index Fund
●	International Government Bond Fund
●	International Growth Fund
●	International Opportunities Fund
●	International Socially Responsible Fund
●	International Value Fund
●	Large Cap Core Fund
●	Mid Cap Index Fund
●	Mid Cap Strategic Growth Fund
●	Mid Cap Value Fund
●	Moderate Allocation Lifestyle Fund
●	Nasdaq-100® Index Fund
●	Science & Technology Fund
●	Small Cap Growth Fund
●	Small Cap Index Fund
●	Small Cap Special Values Fund
●	Small Cap Value Fund
●	Stock Index Fund
●	Systematic Core Fund
●	Systematic Growth Fund
●	Systematic Value Fund
●	U.S. Socially Responsible Fund

The Company shall pay an annual fee of six (6) basis points based upon each Fund’s* average daily net assets, plus the following “Accounting Basis Point Fee” †:

 Accounting Basis Point Fee

Net Asset Value of Complex-Wide Assets	Annual Basis Point Rate
$0 - $10 Billion	0.70
Over $10 Billion - $20 Billion	0.60
Over $20 Billion - $25 Billion	0.55
Over $25 Billion	0.35

*The six (6) basis point annual fee does not apply to the Lifestyle Funds or the Fund-of-Funds Component of the Dynamic Allocation Fund.

† The Accounting Basis Point Fee does not apply to the Lifestyle Funds or the Dynamic Allocation Fund and is calculated based upon all assets in the Funds other than the Lifestyle Funds and the Dynamic Allocation Fund.

All fees are billed monthly.

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Schedule II

Accounting Services

The Administrator or appointed service provider will perform the following accounting functions:

(i)	Journalize each Fund’s investment, capital share and income and expense activities;

(ii)	Receive trade tickets and reconcile trades with the Company’s custodian;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of each Fund with the custodian, and prepare the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day, as required;

(vii)	Post to and prepare each Fund’s trial balance and statement of condition

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Control all disbursements from each Fund and authorize such disbursements upon Written Instruction;

(x)	Calculate capital gains and losses;

(xi)

Obtain security market quotes from independent pricing services approved by the Company, or if such quotes are unavailable, then obtain such prices from the management of the Company, and in either case, calculate the market value of each Fund’s investments;

(xii)	Transit or mail a copy of the daily portfolio valuation to the Funds’ investment advisor;

(xiii)	Compute the net asset value of each Fund; and

(xiv)	As appropriate, compute the yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;